                                   EXHIBIT 5.1
                         OPINION OF SNELL & WILMER, LLP




                                 July 21, 2000


RateXchange Corporation
185 Berry Street, Suite 3515
San Francisco, California  94107

        Re:   Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as counsel to RateXchange Corporation, a Delaware corporation (the "Company")in connection with a proposed registration of certain securities of the Company with the Securities and Exchange Commission (the "Commission"), and in such capacity have examined the Company's Registration Statement on Form S-1 (the "Registration Statement"), filed by the Company with the Commission on or about May 12, 2000, under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the proposed registration for resale by certain selling stockholders ("Selling Stockholders") of up to an aggregate of 6,638,105 shares of the Company's common stock, $.0001 par value, per share (the "Shares"), of which 2,865,043 Shares (the "Option Shares") may be acquired by certain of the Selling Stockholders upon the exercise of presently outstanding warrants and options (the "Options").

        As counsel for the Company and for purposes of this opinion, we have made those examinations and investigations of legal and factual matters we deemed advisable and have examined originals or copies, certified or otherwise identified to our satisfaction as true copies of the originals, of those corporate records, certificates, documents and other instruments which, in our judgment, we considered necessary or appropriate to enable us to render the opinion expressed below, including the Company's Certificate of Incorporation, as amended to date, the Company's Bylaws, as amended to date, and the minutes of meetings of the Company's Board of Directors and other corporate proceedings relating to the authorization and issuance of the Selling Stockholders' shares. We have assumed the genuineness and authorization of all signatures and the conformity to the originals of all copies submitted to us or inspected by us as certified, conformed or photostatic copies. Also, we have assumed that the Options will be duly and fully exercised, in compliance with all terms and conditions of the Options, including the timely payment in full of the purchase price for the Option Shares. Further, we have assumed the due execution and delivery,upon such exercise, of certificates representing the Option Shares.

        Based upon the foregoing, and in reliance thereon, we are of the opinion that, upon due exercise of the Options, the Shares will be duly authorized and will be legally and validly issued, fully paid and nonassessable.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.



                                            Very truly yours,

                                           /s/ SNELL & WILMER


                                            Snell & Wilmer